                                   EXHIBIT 2.2


                                 AMENDMENT NO. 4
                                       TO
                          AGREEMENT AND PLAN OF MERGER

         This AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") is dated as of March 14, 2002, among Mcglen Internet Group, Inc., a Delaware corporation ("Parent"), Mcglen Acquisition Company, a California corporation and wholly-owned subsidiary of Parent ("Acquisition Sub"), Lan Plus Corporation, a California corporation (the "Company") and Andy Teng (the "Principal Shareholder").

         WHEREAS, the parties previously entered into that certain Agreement and Plan of Merger, dated October 11, 1999 (the "Original Merger Agreement") pursuant to which Acquisition Sub would merge into the Company and each issued and outstanding share of capital stock of the Company would be converted into shares of capital stock of Parent; and

         WHEREAS, the parties previously entered into Amendment No. 1, Amendment No. 2 and Amendment No. 3 to Agreement and Plan of Merger, which, among other matters, extended the termination date of the Original Merger Agreement; and

         WHEREAS, the parties have a disagreement regarding whether the conditions to the closing of the merger as set forth in the Original Merger Agreement, as previously amended (the "Merger Agreement") have been satisfied; and

         WHEREAS, the parties desire to further amend certain provisions of the Merger Agreement, as set forth herein;

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which the parties hereby acknowledge, the parties agree as follows:

         1. Section 9.1(b) of the Merger Agreement is hereby amended to change the date to "March 18, 2002."

         2. Section 3.1(e) of the Merger Agreement is hereby amended to provide that all loans and trade credit advanced by the Company to Parent (collectively, the "Mcglen Payables") shall be converted into Parent Shares (the "Mcglen Payables Shares") concurrently with the consummation of the merger and the related ten-for-one reverse split of the outstanding Parent Shares at a conversion price of $0.04 per share. The parties agree that the Mcglen Payables Shares shall be deemed to be outstanding for purposes of calculating the Exchange Ratio under Section 3.1(a) of the Merger Agreement. The parties agree that the outstanding amount of the Mcglen Payables as of the date hereof is $2,315,000.

         3. Section 3.1(d) of the Merger Agreement is hereby amended to add a new clause (iv) at the end of the first sentence which shall read as follows:
"and (iv) 18,750,000 Parent Common Shares shall be included in calculating the Exchange Ratio." In addition, Section 3.1(d)(ii) is hereby amended to delete the reference to 500,000 Parent Shares and the Net Asset Adjustment shall be made without regard to any limit on the number of Parent Shares that will be issued thereunder, and the Net Asset Adjustment shall be made using a per Parent Share price of $0.04 per share.

         4. Lan Plus previously invested $500,000 to obtain Parent Shares pursuant to Section 7 of the "Agreement in Principle re Business Combination of Lan Plus Corporation and Mcglen Internet Group, Inc.," dated August 15, 2000. In connection with that transaction, Mcglen issued shares of Common Stock to Lan Plus, and Mcglen hereby agrees to issue to Lan Plus an additional 11,772,727 Parent Shares. The parties agree that the Parent Shares issued pursuant to this paragraph shall be deemed to be outstanding for purposes of calculating the Exchange Ratio under Section 3.1(a) of the Merger Agreement.

         5. This Amendment is being executed immediately prior to the consummation of the merger. The Merger Agreement is hereby further amended to delete all references to conditions to the closing of the merger set forth in the Merger Agreement, it being the agreement of the parties that all such conditions to closing have been satisfied or waived concurrently with the execution of this Amendment.

         6. All terms used in this Amendment without definition shall have the meanings given those terms in the Merger Agreement.

         7. Except as expressly modified herein, the Merger Agreement shall remain in full force and effect in accordance with its original terms.

         8. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9. This Amendment shall be governed by the laws of the State of California.



                          Remainder of page left blank

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the date first written above.

                                    MCGLEN INTERNET GROUP, INC.,
                                    a Delaware corporation

                                    By: /s/ Grant Trexler
                                        -----------------------------------
                                        Name: Grant Trexler
                                        Title: Chief Financial Officer


                                    MCGLEN ACQUISITION COMPANY,
                                    a California corporation

                                    By: /s/ Grant Trexler
                                        -----------------------------------
                                        Name: Grant Trexler
                                        Title: Chief Financial Officer


                                    LAN PLUS CORPORATION,
                                    a California corporation

                                    By. /s/ Andy Teng
                                        -----------------------------------
                                        Name: Andy Teng
                                        Title: Chief Executive Officer

                                        /s/ Andy Teng
                                        -----------------------------------
                                        Andy Teng